TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Michael Maynard – 401-457-2474

Textron Reports Third Quarter GAAP EPS of $0.01;
$0.12 EPS from Continuing Operations before Special Charges
Further Reduces Finance Managed Receivables by $700 Million
Generates $327 Million Manufacturing Free Cash Flow

Providence, Rhode Island – October 27, 2009 – Textron Inc. (NYSE: TXT) today reported third quarter 2009 net income of $0.01 per share. Excluding special charges, income from continuing operations was $0.12 per share.  Revenues in the quarter were $2.5 billion, down 27 percent from the third quarter of 2008. Managed receivables at the company’s finance business were further reduced by $700 million and third quarter manufacturing free cash flow was $327 million.

Textron recorded third quarter pre-tax, special charges of $42 million associated with its restructuring program. Full-year restructuring charges are now expected to be approximately $240 million.

“Third quarter results reflect continued stabilization in most of our commercial markets,” said Textron Chairman and CEO Lewis B. Campbell. “We have made good progress this year generating cash through the process of winding down TFC’s non-captive business, as well as improving cost productivity in our manufacturing businesses. With a positive long-term outlook for our company, this is an excellent time to transfer executive leadership to Scott Donnelly, as announced last month.”

Outlook

The company expects full-year earnings per share from continuing operations excluding special charges will be in the upper end of its guidance range of $0.33 to $0.63 per share on expected revenues of about $10.6 billion. The company also continues to expect full-year manufacturing free cash flow will be in the range of $300 - $400 million.

Scott Donnelly, Textron President, COO and CEO-elect concluded, “Our businesses have reduced costs in reaction to the dramatic market slow-down that we experienced over the past year and that was evident in our third quarter operating results.”

“The demand environment for our commercial products continues to show signs of stabilization, but we believe that market recovery likely will be slow and modest. Therefore, we will maintain our focus on improving operating and working capital productivity, while investing in new product development to spur future growth,” added Donnelly.

Third Quarter Segment Results

Cessna

Cessna’s revenues decreased $593 million from the same period last year, primarily reflecting the delivery of 68 Citation jets in the third quarter of 2009, compared to 124 jets last year and lower aftermarket volumes, partially offset by an increase in used aircraft volume.

Segment profit decreased $206 million primarily due to the lower sales volumes and related costs associated with idle capacity and temporary plant shutdowns. The impact of lower volume was partially offset by lower engineering, selling and administrative expenses, which included the net impact of employee furloughs taken during the quarter and customer deposit forfeitures.

Cessna backlog at the end of the third quarter was $6.9 billion, a decline of $1.3 billion from the second quarter.

Bell

Bell’s revenues decreased $74 million from last year’s third quarter largely due to lower commercial helicopter revenues.

Bell’s segment profit increased by $16 million due to lower selling and administrative expenses, a gain from the termination of a foreign exchange hedge contract, higher customer-funding of  research and development costs and pricing in excess of inflation.  These increases were partially offset by lower volume and an unfavorable mix.

Bell backlog at the end of the third quarter was $5.6 billion, down $250 million from the end of last quarter.

Textron Systems

Textron Systems’ revenue increased $61 million compared to the third quarter of 2008, primarily due to higher volume of Unmanned Aircraft Systems (UAS), partially offset by lower aircraft engine volume.

Segment profit increased by $1 million, as profits from higher defense volumes were offset by the impact of lower volumes of aircraft engines and an intangible impairment charge.

Backlog at the end of the third quarter was $1.8 billion, down $130 million from the second quarter.

Industrial

Revenues for the Industrial segment decreased $203 million compared to last year’s third quarter due to lower volumes.

Industrial segment profit was unchanged from last year, as the impact of lower volumes was offset by significantly improved cost performance and lower inflation.

Finance

Finance revenues decreased $113 million and segment profit was down $82 million compared to third quarter 2008, primarily due to higher portfolio losses, lower other income and securitization gains and the impact of lower average finance receivables. These items were partially offset by the accretion from previous mark-to-market adjustments and gains on early debt extinguishment.  Revenue was also impacted by lower market interest rates, while segment loss reflected higher loan loss provisions.

Sixty-day plus delinquencies of finance receivables held for investment decreased to $440 million from $447 million at the end of the second quarter 2009, although the sixty-day plus delinquencies percentage increased to 7.3% from 6.6% due to lower finance receivables.  Nonaccrual finance receivables to total finance receivables held for investment increased to 13.7% from 10.0% last quarter.  Charge-offs in the third quarter were $23 million, flat with charge-offs in the second quarter.

Managed receivables ended the quarter at $7.9 billion, down from $8.6 billion at the end of last quarter and $10.8 billion at the beginning of the year.

GAAP Measures

Income from continuing operations, excluding special charges and manufacturing free cash flow are non-GAAP measures that are defined in attachments to this release.

Conference Call Information

Textron will host its conference call today, October 27, 2009 at 9:00 a.m., Eastern to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (888) 423-3275 in the U.S. or (612) 332-0725 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback by 11:30 a.m., Eastern time on Tuesday, October 27, 2009 by dialing (320) 365-3844; Access Code: 991796.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.
Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.
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Forward-looking Information

Certain statements in this press release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the risk factors contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and the following: (a) changes in worldwide economic or political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Overseas Contingency Operations; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting our operations or demand for our products; (i) the ability to control costs and successful implementation of various cost-reduction programs, including the enterprise-wide restructuring program; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial Corporation (TFC) offers financing; (l) changes in aircraft delivery schedules, or cancellation or deferral of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) TFC’s ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed bank lines of credit and under Textron’s support agreement with TFC; (t) TFC’s access to financing, including securitizations, at competitive rates; (u) our ability to successfully exit from TFC’s commercial finance business, other than the captive finance business, including effecting an orderly liquidation or sale of certain TFC portfolios and businesses; (v) uncertainty in estimating market value of TFC’s receivables held for sale and reserves for TFC’s receivables to be retained; (w) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (x) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (y) the efficacy of research and development investments to develop new products; (z) the launching of significant new products or programs which could result in unanticipated expenses; (aa) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; (bb) difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and (cc) continued volatility in the economy resulting in a prolonged downturn in the markets in which we do business.

TEXTRON INC.
REVENUES BY SEGMENT AND RECONCILIATION OF SEGMENT PROFIT TO NET INCOME
THREE AND NINE MONTHS ENDED OCTOBER 3, 2009 AND SEPTEMBER 27, 2008
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008

REVENUES
MANUFACTURING:
Cessna	$825	$1,418	$2,465	$4,165
Bell	628	702	2,040	1,974
Textron Systems	502	441	1,397	1,427
Industrial	523	726	1,506	2,320
	2,478	3,287	7,408	9,886
FINANCE	71	184	279	575
Total revenues	$2,549	$3,471	$7,687	$10,461

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$32	$238	$170	$707
Bell	79	63	220	184
Textron Systems	68	67	175	194
Industrial	6	6	9	91
	185	374	574	1,176
FINANCE	(64)	18	(229)	73
Segment profit	121	392	345	1,249
Special charges (b)	(42)	-	(203)	-
Corporate expenses and other, net	(44)	(39)	(124)	(123)
Interest expense, net for Manufacturing group	(40)	(32)	(102)	(91)
Income (loss) from continuing operations
before income taxes	(5)	321	(84)	1,035
Income tax benefit (expense)	11	(116)	71	(355)
Income (loss) from continuing operations	6	205	(13)	680
Discontinued operations, net of income taxes (c)	(2)	1	45	15
Net income	$4	$206	$32	$695
Earnings per share:
Income (loss) from continuing operations	$0.02	$0.83	$(0.05)	$2.70
Discontinued operations, net of income taxes (c)	(0.01)	-	0.17	0.06
Net income	$0.01	$0.83	$0.12	$2.76
Average shares outstanding (d)	278,429,000	247,182,000	260,099,000	251,752,000

(a)	During the first quarter of 2009, we sold the assets of CESCOM, Cessna’s aircraft maintenance tracking service line, resulting in a pre-tax gain of $50 million.
(b)
For the three months and nine months ended October 3, 2009, special charges include $42 million and $203 million, respectively, in restructuring costs, primarily for severance, asset impairments and a pension plan curtailment charge.

(c)
During the first quarter of 2009, we sold HR Textron, an operating unit within the Textron Systems segment, resulting in an after-tax gain of $8 million.  This business has been reflected in discontinued operations for all periods presented.

(d)
For the nine months ended October 3, 2009, the diluted EPS average shares base excludes potential common shares (convertible preferred stock, convertible debt and related warrants, stock options and restricted stock units).  These shares are excluded due to their antidilutive effect resulting from the loss from continuing operations.  For all other periods presented, fully diluted shares were used to calculate EPS.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	October 3, 2009	January 3, 2009
Assets
Cash and cash equivalents	$2,037	$531
Accounts receivable, net	926	894
Inventories	2,716	3,093
Other current assets	493	584
Net property, plant and equipment	1,988	2,088
Other assets	3,604	3,163
Assets of discontinued operations	60	334
Textron Finance assets	8,134	9,344
Total Assets	$19,958	$20,031

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$134	$876
Other current liabilities	2,869	3,710
Other liabilities	2,991	2,926
Long-term debt	3,624	1,693
Liabilities of discontinued operations	122	195
Textron Finance liabilities	7,256	8,265
Total Liabilities	16,996	17,665

Total Shareholders’ Equity	2,962	2,366
Total Liabilities and Shareholders’ Equity	$19,958	$20,031

TEXTRON INC.
MANUFACTURING GROUP
Condensed Schedule of Cash Flows and Free Cash Flow GAAP to Non-GAAP Reconciliation
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
(In millions)	Oct. 3, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
Cash flows from operating activities:
Income from continuing operations	$50	$191	$149	$631
Dividends received from the Finance group	100	—	284	142
Capital contributions paid to Finance group	(109)	—	(197)	—
Depreciation and amortization	92	82	270	262
Asset impairments and other non-cash items	(6)	15	66	50
Changes in working capital	223	(73)	(308)	(463)
Other operating activities, net	19	5	53	33
Net cash from operating activities of continuing operations	369	220	317	655
Cash flows from investing activities:
Capital expenditures	(52)	(122)	(165)	(310)
Net cash used in acquisitions	—	(9)	—	(109)
Other investing activities, net	(30)	3	(46)	4
Net cash from investing activities of continuing operations	(82)	(128)	(211)	(415)
Cash flows from financing activities:
Increase (decrease) in short-term debt and intergroup borrowings	—	158	(736)	240
Borrowing under line of credit facilities, net	(30)	—	1,172	—
Proceeds from issuance of convertible notes, net	—	—	582	—
Purchase of convertible note hedge	—	—	(140)	—
Proceeds from issuance of common stock and warrants	—	—	333	—
Proceeds from issuance of long-term debt	595	—	595	—
Principal payments on long-term debt	(182)	3	(212)	(44)
Payments on borrowings against officers life insurance policies	(1)	—	(411)	—
Dividends paid	(6)	(66)	(16)	(172)
Proceeds and excess tax benefits from option exercises	—	12	—	50
Purchases of Textron common stock	—	(399)	—	(533)
Net cash from financing activities of continuing operations	376	(292)	1,167	(459)
Total cash flows from continuing operations	663	(200)	1,273	(219)
Total cash flows from discontinued operations	(27)	6	222	(33)
Effect of exchange rate changes on cash and cash equivalents	5	(9)	11	2
Net change in cash and cash equivalents	641	(203)	1,506	(250)
Cash and cash equivalents at beginning of period	1,396	424	531	471
Cash and cash equivalents at end of period	$2,037	$221	$2,037	$221

Manufacturing Free Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations – GAAP	$369	$220	$317	$655
Less: Dividends received from the Finance group	(100)	—	(284)	(142)
Plus: Capital contributions paid to Finance group	109	—	197	—
Less: Capital expenditures	(52)	(122)	(165)	(310)
Plus: Proceeds on sale of property, plant and equipment	1	3	3	4
Manufacturing free cash flow – Non-GAAP	$327	$101	$68	$207

Full Year 2009 Outlook
Net cash from operating activities of continuing operations – GAAP	$590	-	$ 690
Less: Dividends received from the Finance group	(315)
Plus: Capital contributions paid to Finance group	270
Less: Capital expenditures	(250)
Plus: Proceeds on sale of property, plant and equipment	5
Manufacturing free cash flow – Non-GAAP	$300	-	$ 400

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business.  Our definition of Manufacturing free cash flow uses net cash from operating activities of continuing operations, less dividends received from TFC, capital contributions provided under the Support Agreement and capital expenditures, net of proceeds from the sale of plant, property and equipment.  We believe that our Manufacturing free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing our ability to fund operations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our Manufacturing free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

TEXTRON INC.
Condensed Consolidated Schedule of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
(In millions)	Oct. 3, 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
Cash flows from operating activities:
Income (loss) from continuing operations	$6	$205	$(13)	$680
Depreciation and amortization	100	94	297	293
Provision for losses on finance receivables	47	34	206	101
Asset impairments and other non-cash items	46	29	16	23
Changes in working capital	329	(112)	(29)	(472)
Other operating activities, net	19	9	78	28
Net cash from operating activities of continuing operations	547	259	555	653
Cash flows from investing activities:
Finance receivables originated or purchased	(663)	(2,948)	(2,613)	(8,766)
Finance receivables repaid	745	2,743	3,250	8,000
Proceeds on receivables sales and securitization sales	18	126	202	633
Capital expenditures	(52)	(124)	(165)	(318)
Proceeds from sale of repossessed assets and properties	49	(5)	176	4
Purchase of marketable securities	—	—	—	(100)
Net cash used in acquisitions	—	(9)	—	(109)
Other investing activities, net	86	30	152	30
Net cash from investing activities of continuing operations	183	(187)	1,002	(626)
Cash flows from financing activities:
Increase (decrease) in short-term debt	(9)	236	(1,637)	270
Borrowing under line of credit facilities, net	(30)	—	2,912	—
Proceeds from issuance of convertible notes, net	—	—	582	—
Purchase of convertible note hedge	—	—	(140)	—
Proceeds from issuance of common stock and warrants	—	—	333	—
Proceeds from issuance of long-term debt	625	339	641	1,461
Principal payments on long-term debt	(600)	(312)	(2,035)	(1,245)
Payments on borrowings against officers life insurance policies	(1)	—	(411)	—
Dividends paid	(6)	(66)	(16)	(172)
Proceeds and excess tax benefits from option exercises	—	12	—	50
Purchases of Textron common stock	—	(399)	—	(533)
Net cash from financing activities of continuing operations	(21)	(190)	229	(169)
Total cash flows from continuing operations	709	(118)	1,786	(142)
Total cash flows from discontinued operations	(27)	6	222	(33)
Effect of exchange rate changes on cash and cash equivalents	9	(11)	21	1
Net change in cash and cash equivalents	691	(123)	2,029	(174)
Cash and cash equivalents at beginning of period	1,885	480	547	531
Cash and cash equivalents at end of period	$2,576	$357	$2,576	$357

Textron Inc.
GAAP to Non-GAAP Reconciliations

Reconciliations of income from continuing operations, excluding special charges, per share on a non-GAAP (Generally Accepted Accounting Principles) basis to income (loss) from continuing operations per share in accordance with GAAP for the three and nine months ended October 3, 2009 and September 27, 2008 and for the full year 2009 outlook are provided below.

	For the Three Months Ended		For the Nine Months Ended
	Oct. 3 2009	Sept. 27, 2008	Oct. 3, 2009	Sept. 27, 2008
Income from continuing operations, excluding special charges – Non-GAAP	$0.12	$0.83	$0.44	$2.70
Special charges, net of income taxes	(0.10)	-	(0.49)	-
Income (loss) from continuing operations - GAAP	0.02	0.83	(0.05)	2.70
Discontinued operations	(0.01)	-	0.17	0.06
Net income – GAAP	$0.01	$0.83	$0.12	$2.76

	Full Year 2009 Outlook
Income from continuing operations, excluding special charges – Non-GAAP	$0.33	-	$0.63
Special charges, net of income taxes		(0.56)
Income (loss) from continuing operations – GAAP	(0.23)	-	0.07
Discontinued operations		0.16
Net income – GAAP	$(0.07)	-	$0.23

Income from continuing operations, excluding special charges, on a per share basis is a non-GAAP financial measure.  Special charges include items that are either isolated or temporary in nature and are excluded from segment profit. Results before special charges are also the basis for measuring operating performance for management compensation purposes. It is helpful to understand results without these charges, especially when comparing results to previous periods.  However, analysis of the company’s results before special charges should be used only in conjunction with data presented in accordance with GAAP.